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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                                 April 25, 2002
             ------------------------------------------------------
                Date of report (Date of earliest event reported)


                                   BUCA, INC.
           -----------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


         Minnesota                   0-25721                  41-1802364
  ------------------------   ------------------------     -------------------
  (State of Incorporation)   (Commission File Number)      (I.R.S. Employer
                                                          Identification No.)


                          1300 Nicollet Mall, Suite 5003
                             Minneapolis, Minnesota              55403
                         -------------------------------   ------------------
                         (Address of Principal Executive       (Zip Code)
                                    Offices)


                        Telephone Number: (612) 288-2382
       -----------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)



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Item 5.  Other Events.

         On April 25, 2002, the company announced sales of $56,312,000 for the thirteen weeks ended March 31, 2002, an increase of 43 percent from sales of $39,490,000 reported for the same period in 2001. The company reported net income for the first thirteen weeks of 2002 of $2,141,000, or 13 cents per share fully diluted on a much higher share base, compared to net income of $1,640,000, or 11 cents per share fully diluted, in the same period of the prior year. Net income increased 31 percent for the 13 weeks ended March 31, 2002 compared with the same period last year. Weighted average fully diluted shares outstanding reached 16,971,889 for the quarter, compared to 15,559,532 for the first quarter of 2001.

         The 43 percent increase in sales for the first quarter of fiscal 2002 reflects sales from the seven new restaurants opened during the first quarter of fiscal 2002, the maturing of the 17 new restaurants opened in fiscal 2001, the acquisition of the nine Vinny Testa's restaurants as of January 14, 2002, and a reduction in comparable restaurant sales as expected. Comparable restaurant sales decreased 2.7 percent at the 51 Buca di Beppo restaurants in the comparable restaurant base during the 13 weeks ended March 31, 2002. Comparable restaurant sales decreased 6.1 percent at the seven Vinny Testa's restaurants in the comparable restaurant base during the same time period. The decrease in comparable restaurant sales at both Buca di Beppo and Vinny Testa's was entirely the result of a reduction in guest visits.

         The company reported that Buca per Due accounted for approximately eight percent of the company's total sales and double-digit totals for the company's sales in its new restaurants in the first quarter of 2002. The company has begun to support Buca per Due with radio advertising in 15 of its markets.

         The company opened seven new Buca di Beppo restaurants in the first quarter--Honolulu, Denver, Detroit, Albuquerque, Tampa, San Diego and Atlanta. As a group, these new restaurants averaged approximately $71,000 per week in sales in the first quarter of 2002. The company expects to open three restaurants in the second quarter of 2002, three in the third quarter of 2002 and one early in the fourth quarter of 2002. All of the remaining fiscal 2002 openings are currently under construction. The company expects these 14 new restaurants to generate approximately 490 new sales weeks in fiscal 2002.

         On April 26, 2002, the company also announced that it spent approximately $12.5 million in capital expenditures in the first quarter of fiscal 2002, excluding the Vinny Testa's acquisition. In fiscal 2002, the company expects to incur approximately $45 million in capital expenditures to develop and expand its Buca di Beppo restaurants and approximately $1 million in capital expenditures to further develop and expand its Vinny Testa's restaurants.

         Some of the information contained in this report is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the number and timing of new restaurant openings in


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fiscal 2002, the expected new sales weeks generated by the new restaurants, and the expected capital expenditures in fiscal 2002. The actual number and timing of new restaurant openings in fiscal 2002 is dependant upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, general economic conditions of the country and the various regions of the country and the actual results of each brand. The actual new sales weeks generated by the new restaurants could be affected by the number of restaurants actually opened in fiscal 2002 and the timing of the restaurant openings. The actual capital expenditures for fiscal 2002 could be higher or lower due to increases or decreases in the number of new restaurants the company builds or acquires and general economic conditions. These and other factors are discussed in more detail in the company's Annual Report on form 10-K for the fiscal year ended December 30, 2001, and other reports previously filed with the SEC. The Company disclaims any obligation to update forward-looking statements.

         In connection with its announcement on April 25, 2002, the company also disclosed the following financial information for the first quarter of 2002:

                           BUCA, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statement of Operations
           (unaudited, in thousands, except share and per share data)

                                                        13 Weeks Ended
                                                -------------------------------
                                                March 31, 2002    April 1, 2001
                                                --------------    -------------
Restaurant sales                                 $     56,312      $     39,490
Restaurant costs
   Product                                             14,148            10,046
   Labor                                               18,363            12,407
   Direct and occupancy                                12,735             8,692
   Depreciation and amortization                        2,999             2,014
                                                 ------------      ------------
      Total restaurant costs                           48,245            33,159
                                                 ------------      ------------
Income from restaurant operations                       8,067             6,331
General and administrative expenses                     3,439             2,572
Pre-opening costs                                       1,028             1,196
                                                 ------------      ------------
Operating income                                        3,600             2,563
Interest income                                            53               156
Interest expense                                         (254)              (97)
                                                 ------------      ------------
Income before income taxes                              3,399             2,622
Provision for income taxes                             (1,258)             (982)
                                                 ------------      ------------
Net income                                       $      2,141      $      1,640
                                                 ============      ============
Basic:
Net income per share                             $       0.13      $       0.11
Weighted average common shares outstanding         16,338,010        14,871,503

Diluted:
Net income per share                             $       0.13      $       0.11
Weighted average common shares outstanding         16,971,889        15,559,532


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                                           Percentage of Restaurant Sales
                                           ------------------------------
                                           March 31, 2002   April 1, 2001
                                           --------------   -------------

Restaurant sales                                  100.0%         100.0%
Restaurant costs
   Product                                         25.1%          25.4%
   Labor                                           32.6%          31.4%
   Direct and occupancy                            22.6%          22.0%
   Depreciation and amortization                    5.3%           5.1%
                                                  -----          -----
      Total restaurant costs                       85.7%          84.0%
                                                  -----          -----
Income from restaurant operations                  14.3%          16.0%
General and administrative expenses                 6.1%           6.5%
Pre-opening costs                                   1.8%           3.0%
                                                  -----          -----
Operating income                                    6.4%           6.5%
Interest income                                     0.1%           0.4%
Interest expense                                   -0.5%          -0.2%
                                                  -----          -----
Income before income taxes                          6.0%           6.6%
Provision for income taxes                         -2.2%          -2.5%
                                                  -----          -----
Net income                                          3.8%           4.2%
                                                  =====          =====



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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 26, 2002

                                       BUCA, INC.
                                       (Registrant)


                                       By  /s/ Greg A. Gadel
                                           -------------------------------------
                                           Greg A. Gadel
                                           Executive Vice President, Chief
                                           Financial Officer, Treasurer and
                                           Secretary